Exhibit 3

                            VOTING AGREEMENT


            Voting Agreement, dated as of December 22, 1997, by and among The 1818 Mezzanine Fund, L.P., a Delaware limited partnership (the "FUND"), PC Investment Company, a Delaware corporation ("PCI"), Progressive Investment Company, Inc., a Delaware corporation ("PROGRESSIVE," and together with PCI, the "PROGRESSIVE ENTITIES"), and National Auto Finance Company, L.P., a Delaware limited partnership ("NAFC"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

            WHEREAS, National Auto Finance Company, Inc., a Delaware corporation (the "COMPANY"), has entered into that certain Securities Purchase Agreement, dated as of the date hereof (the "PURCHASE AGREEMENT"), with the Fund, PCI, Progressive and Manufacturers Life Insurance Company (U.S.A.), a Michigan corporation;

            WHEREAS, NAFC is a significant stockholder of the Company; and

            WHEREAS, the Fund, the Progressive Entities and NAFC have agreed, inter alia, to make certain provisions for the governance of the Company and to take certain actions to effectuate the transactions contemplated in the Purchase Agreement.

            NOW, THEREFORE, in consideration of the covenants and agreements herein and the execution by the Fund and the Progressive Entities of the Purchase Agreement, the parties hereto hereby agree as follows:

            1. REPRESENTATIONS AND WARRANTIES OF NAFC. NAFC hereby represents and warrants to the Fund and the Progressive Entities as follows:

                  (a) TITLE. As of the date hereof, NAFC beneficially owns (exclusive of options) 4,230,000 shares (the "NAFC SHARES") of common stock, par value $.01 per share (the "COMMON STOCK"), of the Company.

                  (b) RIGHT TO VOTE. NAFC has full legal power, authority and right to vote all NAFC Shares for the election of persons nominated by the Fund and the Progressive Entities to the Company's Board of Directors. Without limiting the generality of the foregoing, except for this Agreement, NAFC is not a party to any voting agreement with any person or entity with respect to any of the NAFC Shares, has not granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the NAFC Shares, has not deposited any of the NAFC Shares in a voting trust and has not entered into any arrangement or agreement with any person or entity limiting or affecting NAFC's legal power, authority or right to vote the NAFC Shares for the election of persons nominated by the Fund and the Progressive Entities to the Company's Board of Directors. From



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and after the date hereof, NAFC will not commit any act that could restrict or otherwise affect such legal power, authority and right to vote all NAFC Shares for the election of persons nominated by the Fund and the Progressive Entities to the Company's Board of Directors. Without limiting the generality of the foregoing, from and after the date hereof NAFC will not enter into any voting agreement with any person or entity with respect to any of the NAFC Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the NAFC Shares, deposit any of the NAFC Shares into a voting trust or otherwise enter into any agreement or arrangement limiting or affecting NAFC's legal power, authority or right to vote the NAFC Shares for the election of persons nominated by the Fund and the Progressive Entities to the Company's Board of Directors (other than this Agreement).

                  (c) AUTHORITY. NAFC has full legal power, authority and right to execute and deliver, and to perform the obligations under, this Agreement. This Agreement has been duly executed and delivered by NAFC and constitutes a valid and binding agreement of NAFC enforceable against NAFC in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors, rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                  (d) CONFLICTING INSTRUMENTS; NO TRANSFER. Neither the execution and delivery of this Agreement nor the performance by NAFC of the agreements and obligations hereunder will result in any breach, violation of, conflict with, or default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which NAFC is a party or by which NAFC (or any assets of NAFC) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect NAFC's ability to cast all votes represented by the NAFC Shares for the election of persons nominated by the Fund and the Progressive Entities to the Company's Board of Directors.

            2. AGREEMENT TO VOTE OF NAFC. NAFC hereby irrevocably and unconditionally agrees to vote or to cause to be voted all NAFC Shares in favor of the election of the nominees designated by each of the Fund and the Progressive Entities pursuant to and in accordance with Section 9.10 of the Purchase Agreement to the Board of Directors of the Company at each annual or special meeting of stockholders where such nominee is included in the slate of candidates for election as a director of the Company.

            3. INVALID PROVISIONS. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.



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            4. EXECUTED IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original with the same effect as of the signatures hereto and thereto were upon the same instrument.

            5. SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason NAFC fails to perform any of its agreements or obligations under this Agreement irreparable harm or injury to the Fund or the Progressive Entities would be caused for which money damages would not be an adequate remedy. Accordingly, NAFC agrees that in seeking to enforce this Agreement against NAFC, the Fund and the Progressive Entities shall be entitled to specific performance and injunctive and other equitable relief; PROVIDED that with respect to NAFC's agreements and obligations under this Agreement, the provisions of this Section 5 are without prejudice to any other rights or remedies, whether at law or in equity, that the Fund and the Progressive Entities may have against NAFC for any failure to perform any of its agreements or obligations under this Agreement.

            6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

            7. AMENDMENTS; TERMINATION. (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (b) The respective obligations of NAFC to the Fund and the Progressive Entities under this Agreement shall terminate upon the termination of the Fund's and the Progressive Entities' respective rights to nominate persons to the Company's Board of Directors pursuant to Section 9.10 of the Purchase Agreement.

            8. ADDITIONAL SHARES. If, after the date hereof, NAFC acquires the right to vote any additional shares of Common Stock (any such shares are called "ADDITIONAL SHARES"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Common Stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1) applicable to the NAFC Shares shall be applicable to such Additional Shares as if such Additional Shares had been NAFC Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by NAFC of beneficial ownership of such Additional Shares.

            9. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual, any executors, administra tors, estates, legal representatives and heirs of such individual) and assigns (which,



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for purposes of this Agreement, shall include the partners of NAFC to the extent such partners receive NAFC Shares upon any distribution by, or liquidation of,
NAFC).



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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this ____ day of December, 1997.


                              NATIONAL AUTO FINANCE
                              COMPANY, L.P.

                              By:   National Auto Finance Corporation,
                               its General Partner

                              By:  /s/ Keith B. Stein
                                   ---------------------------------
                                   Name: Keith B. Stein
                                   Title: Executive Vice President


                              THE 1818 MEZZANINE FUND, L.P.

                              By:   Brown Bothers Harriman & Co.,
                               its General Partner

                              By:  /s/ Joseph P. Donlan
                                   ---------------------------------
                                   Name: Joseph P. Donlan
                                   Title: Senior Manager


                              PC INVESTMENT COMPANY


                              By:  /s/ David W. Young
                                   ---------------------------------
                                   Name: David W. Young
                                   Title: Chief Investment Officer


                              THE PROGRESSIVE INVESTMENT
                              COMPANY, INC.


                              By:  /s/ David W. Young
                                   ---------------------------------
                                   Name: David W. Young
                                   Title: Chief Investment Officer






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